Exhibit 10.2

VEECO INSTRUMENTS INC. 2019 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD (2023)

Veeco Instruments Inc. (the “Company”) is pleased to confirm the award to the individual named below (the “Grantee”) of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (2023) (the “Notice”), the Veeco Instruments Inc. 2019 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Veeco Instruments Inc. Terms and Conditions of Restricted Stock Unit Award (2023) (the “Terms and Conditions”) attached hereto, as follows. Unless otherwise defined herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Grantee:

Award Date:

Total Number of Restricted Stock
Units Awarded (the “Units”):

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Terms and Conditions and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”): 1/3 of the Units comprising the Award will vest, and the restrictions with respect to such shares shall lapse, on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Award Date (or, if later, the date on which the issuance of shares will not cause a violation of United States federal securities laws) (the later of each such dates, a “Vesting Date”). If the Grantee would become vested in a fraction of a share on a Vesting Date, such share shall not vest until the Grantee becomes vested in the entire share on the following Vesting Date.

For purposes of this Notice and the Terms and Conditions, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Except as otherwise provided in an agreement with the Grantee or a plan or policy covering the Grantee, including, if applicable to the Grantee, the Company’s Amended and Restated Senior Executive Change in Control Policy (as may be amended or superseded, the “CIC Policy”), vesting shall cease upon the date the Grantee’s Continuous Service terminates for any reason other than a termination (i) due to the Grantee’s death or (ii) by the Company or a Related Entity due to the Grantee’s Disability (any such termination described in (i) or (ii) or, if the Grantee is a participant in the CIC Policy, any termination that results in vesting of equity awards under the CIC Policy, a “Qualifying Termination”), and any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service (other than a Qualifying Termination) shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee. In the event of a Qualifying Termination, the Units shall vest immediately as of the date of the Qualifying Termination.

IMPORTANT NOTICE

Grantee must sign this Notice and return it to the Company’s Sr. VP, Chief Administrative Officer on or before April 28, 2023. Return your executed Notice to: Robert Bradshaw by mail at 1 Terminal Drive, Plainview, New York 11803, or email at RBradshaw@Veeco.com. If Grantee has received this Notice by way of email from the Company, and if Grantee is unable to sign and return the Notice on or before the aforementioned date, Grantee may accept the Award by reply email to the Company, stating “I accept” (or words to this effect) on or before the aforementioned date.

PLEASE NOTE THAT YOUR acceptance of the Award will also constitute acceptance of, and agreement to be bound by, the Terms and Conditions governing the Award, including without limitation, the Forfeiture for Restricted Activity, Clawback, Governing Law and Venue and Waiver of Jury Trial provisions of Sections 5.5, 5.10, 6.1 and 6.5 of the Terms and Conditions.

VEECO INSTRUMENTS INC.

Name: Robert Bradshaw
Title: Sr. VP, Chief Administrative Officer

Grantee

______________________________________________________________

Print Name Signature Date

VEECO INSTRUMENTS INC. 2019 STOCK INCENTIVE PLAN

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD
(2023)

These TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD (2023) (these “Terms and Conditions”) apply to any award by Veeco Instruments Inc., a Delaware corporation (the “Company”), of Restricted Stock Units, subject to certain restrictions pursuant to the Veeco Instruments Inc. 2019 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), which specifically references these Terms and Conditions.

ARTICLE 1
ISSUANCE OF UNITS

The Company hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (2023) (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, these Terms and Conditions, and the terms and provisions of the Plan, which is incorporated herein by reference. Unless otherwise provided herein, capitalized terms in these Terms and Conditions shall have the same meaning as those defined in the Plan.

ARTICLE 2
CONVERSION OF UNITS AND ISSUANCE OF SHARES
2.1General. One share of Common Stock shall be issuable for each Unit subject to the Award that vests (the “Shares”) and, subject to Section 2.2, as soon as administratively feasible (and, in all events, not more than sity (60) days after the date the Units vest), the Company will transfer the appropriate number of Shares and the related Cash Dividend Equivalents (as defined in Article 3) with respect to such Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. If a Cash Dividend Equivalent becomes payable with respect to vested Units and the Shares were issued after the dividend record date but before the dividend payment date, the related Cash Dividend Equivalents with respect to such Units shall be provided when the related dividend is paid. The Company may however, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of Units subject to the Award. The number of Shares covered by the Award shall be proportionately adjusted for any stock dividend affecting the Shares in accordance with Section 10 of the Plan.
2.2Delay of Issuance of Shares. The Company shall delay the issuance of any Shares and the payment of Cash Dividend Equivalents under this Article 2 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (“Section 409A”) (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares and Cash Dividend Equivalents to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.
ARTICLE 3

RIGHT TO SHARES

Except as set forth herein, the Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee. Notwithstanding the foregoing, while one or more Shares remain subject to this Award, the Grantee shall have the right to accrue Cash Dividend Equivalents (as defined in this Article 3). For purposes of this Agreement, a “Cash Dividend Equivalent” means, for each Share subject to the Award, a cash payment equal to the cash dividend, if any, that would have become payable to the Grantee with respect to such Share had the Grantee been the holder of such Share. Cash Dividend Equivalents that have accrued will vest and become payable upon the same terms and at the same time as the Units to which they relate, except as otherwise provided herein.

ARTICLE 4
TAXES
4.1Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the payment of any Cash Dividend Equivalents, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.
4.2Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.
(a)By Share Withholding. If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation with respect to the Shares. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above. Share withholding may not be used to satisfy the Tax Withholding Obligation with respect to Cash Dividend Equivalents.
(b)By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.
(c)By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, vested Cash Dividend Equivalents, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

ARTICLE 5
RESTRICTIONS
5.1Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.
5.2Forfeiture. Unless otherwise provided by written agreement between the Company and the Grantee, which may be entered into at any time, including in connection with the termination of Grantee’s Continuous Service, any portion of the Award that is not vested at the time Grantee’s Continuous Service terminates shall thereupon be forfeited immediately and without any further action by the Company or the Grantee. The Grantee also may be required to forfeit shares of Restricted Stock subject to the Award, including Shares received pursuant to the Award, in accordance with Section 5.5 below.
5.3Vesting and Lapse of Restrictions. Subject to the Notice, the Plan and these Terms and Conditions (including, for clarity, Sections 5.5 through 5.9), the exposure to the risk of forfeiture set forth in Section 5.2 shall lapse on the Vesting Dates set forth in the Notice. If Grantee would become vested in a fraction of a share on a Vesting Date, such share shall not vest until Grantee becomes vested in the entire share on the following Vesting Date.
5.4Legend. Until such time as the Award has vested and the exposure to forfeiture of the Shares received pursuant to the Award set forth in Section 5.5 and Sections 5.6 through 5.9 (the “Restrictions”) have lapsed, the Company may instruct the transfer agent for the Shares and/or other record-keepers to include a restrictive code or similar notation in its records (or legend on stock certificates, if any) to denote the Restrictions and any applicable federal and/or state securities laws restrictions relating to Restricted Stock. The notation or legend may include the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE PLAN AND IN THE TERMS AND CONDITIONS APPLICABLE TO THE RESTRICTED STOCK AWARD, COPIES

OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

5.5Forfeiture for Restricted Activity. The Grantee acknowledges that the Company is making this Award of additional compensation, among other reasons, to provide an incentive to the Grantee to remain with and to promote the best interests of, the Company, and to protect the Company’s assets, including its goodwill, Confidential Information (as defined below) and trade secrets, which are legitimate business interests of the Company, and that engaging in restricted activities described in Sections 5.6 through 5.9 (the “Restricted Activities”) would be detrimental to the legitimate business interests of the Company. Therefore, in exchange for this Award, notwithstanding anything to the contrary in these Terms and Conditions or otherwise, if the Grantee engages in Restricted Activities, (a) all unvested portions of the Award will immediately be forfeited, and (b) the Grantee shall be required to (i) return to the Company, within 10 business days after the Company’s request to the Grantee therefor, all Shares received pursuant to the Award that are owned, directly or indirectly, by the Grantee and (ii) pay to the Company, within 10 business days of the Company’s request to the Grantee therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Grantee received upon the sale or other disposition of all Shares received pursuant to the Award (the “After-Tax Proceeds”). The forfeiture for Restricted Activity provisions of this Section 5.5 and Sections 5.6 through 5.9 shall survive and continue to apply beyond settlement of all Awards under the Plan, any termination or expiration of this Award for any reason, and after the provisions of any employment or other agreement between the Company and Grantee have lapsed.
5.6Company Information. During the term of employment with the Company and for five years thereafter, the Grantee will not use or disclose to any individual or entity any Confidential Information (as defined below) of the Company except (i) in the performance of the Grantee’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided, that, prior to any such required disclosure, the Grantee will notify the Company of the requirement to disclose and, if requested, the Grantee will cooperate with the Company’s efforts to prevent or limit such disclosure. The Grantee understands that “Confidential Information” means any information that: (a) is disclosed to, learned by, or created by Grantee in connection with the Grantee’s employment with the Company (or a predecessor company now owned by or part of the Company), and (b) the Company treats as proprietary, private or confidential. Confidential Information may include, without limitation, information relating to the Company’s products, services and methods of operation, the identities and competencies of the Company’s employees, customers and suppliers, trade secrets, know-how, processes, Inventions and the Company Related Inventions (each as defined in the Veeco Instruments Inc. Employee Confidentiality and Inventions Agreement (“ECIA”)), techniques, data, sketches, plans, drawings, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures. The Grantee further understands that Confidential Information does not include any of the foregoing items which has become publicly known or made generally available (provided that information will not cease to be Confidential Information as a result of Grantee’s breach of confidentiality). The Grantee will promptly notify the Company if the Grantee becomes aware of any unauthorized use or disclosure of Confidential Information.
5.7Third Party Information. The Grantee recognizes that the Company has received and in the future will receive from its customers, suppliers and trading partners their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Grantee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Grantee’s work for the Company consistent with the Company’s agreement with such third party.
5.8Non-Competition. During employment with the Company and for one year thereafter:

(a)the Grantee will not own, manage, work for or otherwise participate in any business whose products, services or activities compete with the current or currently contemplated products, services or activities of the Company in any state or country in which the Company sells products or conducts business and (x) in which the Grantee was involved or (y) with respect to which the Grantee had access to Confidential Information, in each case, during the 5 years prior to termination, provided, however, that Grantee may own up to 1% of the securities of any such public company (but without otherwise participating in the activities of such enterprise); and

(b) the Grantee will not, for himself or any other person: (i) induce or try to induce any customer, supplier, licensor or business relation to stop doing business with the Company or otherwise interfere with the relationship between the Company and any of its customers, suppliers, licensors or business relations; or (ii) solicit the business of any person known by the Grantee to be a customer of the Company, whether or not the Grantee had personal contact with such person, with respect to products or activities that compete with the products or activities of the Company in existence or contemplated at the time of termination of the Grantee’s Continuous Service. The Grantee agrees that this covenant is reasonable with respect to its scope, geographical area, and duration.

5.9Non-Solicitation. During employment with the Company and for one year thereafter, the Grantee will not, for himself or any other person:

(a)induce or try to induce any employee to leave the Company or otherwise interfere with the relationship between the Company and any of its employees; or

(b) employ or engage as an independent contractor, any current or former employee of the Company, other than former employees who have not worked for the Company within the past year. The Grantee agrees that this covenant is reasonable with respect to its scope and duration.

5.10Clawback. This Award and all shares of Common Stock received pursuant to the Award that are owned, directly or indirectly, by the Grantee and any After-Tax Proceeds shall be subject to the Compensation Recoupment Policy, established by the Company, as amended from time to time, or any similar or successor policy.
5.11Notice of Immunity under the Defend Trade Secrets Act and Other Protected Rights. The Grantee understands that, in accordance with the Defend Trade Secrets Act of 2016, the Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Grantee also understands that if Grantee ever files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Grantee may disclose trade secrets to the Grantee’s attorney and use the trade secret information in the court proceeding provided Grantee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. The Grantee understands that nothing contained in the Notice, these Terms and Conditions, or the Plan limits the Grantee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). The Grantee further understands that nothing in the Notice, these Terms and Conditions, or the Plan limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in the Notice, these Terms and Conditions, or the Plan limits the Grantee’s right to receive an award for information provided to any Government Agencies.
5.12Restricted Activity. For the avoidance of doubt, the Company and Grantee agree that the Grantee is free to engage in the activities described in Sections 5.6 through 5.9 and that the Company will not seek to enjoin or otherwise stop the Grantee from engaging in any such Restricted Activities (provided, however, that the Company reserves such right as it may exist at law or in equity and/or pursuant to any other agreement entered into between the Company and the Grantee, including, without limitation, in the ECIA), but that if the Grantee engages in such activities the Company shall have all of the rights set forth in Section 5.5 with respect to the Award, all Shares received pursuant to the Award, and any After-Tax Proceeds.

ARTICLE 6

OTHER PROVISIONS

Entire Agreement; Governing Law. The Notice, the Plan and these Terms and Conditions constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. For the avoidance of doubt, the restrictions set forth in Sections 5.6 through 5.9 above do not supersede any other agreement between the Company and Grantee, including, without limitation, the ECIA. Nothing in the Notice, the Plan and these Terms and Conditions (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of the Notice, the Plan or these Terms and Conditions be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable. The Notice, the Plan and these Terms and Conditions are to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Should any provision of the Notice or these Terms and Conditions be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
6.2Construction. The captions used in the Notice and these Terms and Conditions are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
6.3Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or these Terms and Conditions shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.
6.4Severability. The invalidity or unenforceability of any paragraph or provision (or any part thereof) of the Notice or these Terms and Conditions shall not affect the validity or enforceability of any one or more of the other paragraphs or provisions (or other parts thereof), and all other provisions shall remain in full force and effect. If any provision of the Notice or these Terms and Conditions is held to be excessively broad, then such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
6.5Venue and Waiver of Jury Trial. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or these Terms and Conditions shall be brought exclusively in the United States District Court for the Eastern District of New York (or should such court lack jurisdiction to hear such action, suit or proceeding, in a New York state court in the County of Nassau) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 6.5 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
6.6Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.
6.7Conformity to Securities Laws. Grantee acknowledges that the Plan and these Terms and Conditions are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and these Terms and Conditions shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
6.8Nature of Award. In accepting the Award, the Grantee acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and these Terms and Conditions;
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)the Grantee’s participation in the Plan is voluntary;
(e)the Grantee’s participation in the Plan shall not create a right to any employment with the Grantee’s employer and shall not interfere with the ability of the Company or the employer to terminate the Grantee’s employment relationship, if any, at any time;

(f)the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;
(g)in the event that the Grantee is not an Employee of the Company or any Related Entity, the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Entity;
(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired upon vesting of the Award, resulting from termination of the Grantee’s Continuous Service by the Company or any Related Entity (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, the Grantee irrevocably releases the Company and any Related Entity from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Grantee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;
(j)in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive Awards under the Plan and to vest in such Awards, if any, will terminate effective as of the date that the Grantee is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Grantee is no longer providing services for purposes of this Award;
(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and
(l)the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
6.9Certain Provisions Applicable to Grantees Employed at International Locations. The Company will assess its requirements regarding Tax Withholding Obligations and reporting in connection with the Award and any Shares issued pursuant to the Award. These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company in this regard, the Grantee hereby acknowledges and agrees that the ultimate liability for any and all Tax Withholding Obligation is and remains his or her responsibility and liability and that the Company makes no representations nor undertakings regarding treatment of any Tax Withholding Obligation in connection with any aspect of the Award and does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability regarding Tax Withholding Obligations. In the event that the Company has any Tax Withholding Obligation in connection with the Award, the Grantee agrees to make arrangements satisfactory to the Company to satisfy all withholding requirements. The Grantee authorizes the Company to withhold all applicable Tax Withholding Obligations legally due from Grantee from his or her wages or other cash compensation paid him or her by the Company and/or to cause the sale of Shares on Grantee’s behalf or reduce the number of Shares delivered to Grantee as contemplated by Section 2.1 above, to satisfy such Tax Withholding Obligations.
6.10Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and these Terms and Conditions by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
6.11No Right to Continued Employment. Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon Grantee any right to continue in the service of the Company or any Related Entity or shall interfere with or restrict in any way the rights of the Company or any Related Entity, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and Grantee.
6.12No Right to Future Awards. Nothing in the Notice, these Terms and Conditions or the Plan shall confer upon Grantee any right with respect to future Awards under the Plan, or any right with respect to any other award under any plan of the Company or any Related Entity.
6.13Language. If the Grantee has received these Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.
6.14Section 409A. The Award is intended to comply with Section 409A of the Code or, if applicable, an exemption from Section 409A, and the terms governing the Award will be interpreted accordingly. If the terms of any other agreement, plan or policy applicable to the Award woud cause the Award not to comply with Section 409A, such terms shall (a) be modified (to the minimum extent necessary) to avoid such non-complance or (b) if such non-compliance may not be remedied by modification of terms, not apply to the Award. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify these Terms and Conditions in any manner and delay or otherwise modify the timing of the issuance of any Shares (or cash) issuable pursuant to these Terms and Conditions to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

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